Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Cal R. Hoagland
SVP & CFO
interWAVE
(650) 314-2533
crhoagland@iwv.com

interWAVE Legal Counsel Investigates Allegations from Former Employee

Nasdaq Market Listing Under Review; interWAVE Plans to Appeal

MOUNTAIN VIEW, Calif. — March 9, 2004 — interWAVE Communications International Ltd. (NASDAQ: IWAV, NASDAQ: IWAVE) today announced that the Company has recently filed an amended report on Form 10-Q for the quarter ended December 31, 2003.  In the Explanatory Note contained in the amended 10-Q filing [the Explanatory Note is immediately after the Cover Page and immediately prior to the Index on Page 1 at www.sec.gov/Archives/edgar/data/1095478/000110465904006227/a04-3026_110qa.htm ], interWAVE disclosed that the Company’s legal counsel is investigating allegations from a former employee of interWAVE. KPMG, LLP, the Company’s independent auditors, has informed interWAVE that its review of the Company’s financial statements in the 10-Q will not be completed until KPMG, LLP has reviewed the legal counsel’s investigation of the allegations.

Subsequent to this filing by the Company, the Company has been notified by the Nasdaq Stock Market that its listing on the Nasdaq National Market is under review.  This action has been taken by Nasdaq as a result of the Company’s having filed a 10-Q for the December 31, 2003 quarter for which auditor review was not complete, which is not in compliance with Nasdaq Marketplace Rule 4310(c)(14).  As a result of this notification, the Company’s stock symbol will be changed to “IWAVE” effective with the opening of trading Wednesday March 10.

In the Company’s formal notice from Nasdaq, the Company was given the opportunity to appeal the potential delisting before a Nasdaq listings qualification panel. The Company presently intends to avail itself of that opportunity to appeal.  The Company expects that the panel meeting will take place in late March or April 2004.   At this panel meeting, if the panel accepts the Company’s position, the Company would be permitted to retain its Nasdaq listing and the “E” designation would be removed from the Company’s symbol when the Company is able to demonstrate compliance with the Nasdaq Listing Qualification rules.

The Company expects that the investigation of the allegations by the former employee will be completed shortly and intends to work with its independent auditors to facilitate their review of the allegations and the outcome of the investigation.  The Company presently anticipates to complete this process in the relatively near term, prior to a hearing before the Nasdaq listings qualification panel.

Forward Looking Statements

This news release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the results of interWAVE Communications International, Ltd. to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, potential noncompliance with NASDAQ National Market continued listing requirements, potential lack of liquidity and capital resources, compliance with regulations, as well as the Risk Factors discussed in the filings and reports made from time to time by interWAVE with the Securities and Exchange Commission.

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